EXHIBIT 5.1

September 11, 2009

AvalonBay Communities, Inc.

2900 Eisenhower Avenue, Suite 300

Alexandria, VA  22314

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel for AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s Registration Statement on Form S-3 (File No. 333-157627) (the “Registration Statement”), and a prospectus supplement dated September 8, 2009 and a pricing supplement dated September 8, 2009 (together, the “Prospectus Supplement”), which supplement the prospectus included in the Registration Statement, relating to the offering of an aggregate $250,000,000 principal amount of 5.70% Medium-Term Notes due 2017 (the “2017 Notes”) and an aggregate $250,000,000 principal amount of 6.10% Medium-Term Notes due 2020 (the “2020 Notes,” and together with the 2017 Notes, the “Notes”) by the Company to or through the agents named in the pricing supplement dated September 8, 2009 pursuant to the terms of the Amended and Restated Distribution Agreement dated August 6, 2003 by and among the Company and the agents named therein (the “Distribution Agreement”).  The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement, is herein called the “Prospectus.”

The Notes are to be issued pursuant to the terms of an Indenture (the “Original Indenture”), dated as of January 16, 1998, between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 20, 1998 between the Company and the Trustee, the Second Supplemental Indenture dated as of July 7, 1998 between the Company and the Trustee, the Amended and Restated Third Supplemental Indenture dated as of July 10, 2000, and the Fourth Supplemental Indenture dated as of September 18, 2006, between the Company and the Trustee (collectively, the “Indenture”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Maryland General Corporation Law (which includes reported judicial decisions interpreting the Maryland General Corporation Law).

Based on the foregoing, we are of the opinion that the Notes to be sold by the Company to or through the agents named in the Prospectus Supplement, upon issuance in accordance with the terms of the Indenture and the Authorizing Resolutions and upon execution and delivery of such Notes and payment therefor in accordance with the terms of the Indenture and the Distribution Agreement and the related Terms Agreement dated September 8, 2009, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

The opinions expressed below are subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.  We express no opinion as to the validity, binding effect and enforceability of provisions in the Notes or the Indenture relating to the choice of forum for resolving disputes.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated September 11, 2009 which is incorporated by reference into the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP